Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
UQM Technologies, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of UQM Technologies, Inc. of our report dated May 19, 2004 relating to the consolidated balance sheet of UQM Technologies, Inc. and subsidiaries as of March 31, 2004 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the two-year period ended March 31, 2004, which report appears in the March 31, 2005 Annual Report on Form 10-K of UQM Technologies, Inc.

KPMG LLP

Denver, Colorado
October 20, 2005